Exhibit 10.17

HEALTHPORT DEFERRED COMPENSATION PLAN

(formerly, Smart Document Solutions, LLC Deferred Compensation Plan)

(As amended and restated effective as of January 1, 2008,

and amended through December 12, 2008)

HEALTHPORT

DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE I INTRODUCTION AND ESTABLISHMENT		1

ARTICLE II DEFINITIONS		2

2.1	“Account”	2
2.2	“Beneficiary”	2
2.3	“Board”	2
2.4	“Change of Control”	2
2.5	“Code”	3
2.6	“Company”	3
2.7	“Compensation”	3
2.8	“Deferral Subaccount”	3
2.9	“Disability”	3
2.10	“Effective Date”	3
2.11	“Election Form”	3
2.12	“Employee”	3
2.13	“Employer”	3
2.14	“Employer Subaccount”	4
2.15	“ERISA”	4
2.16	“Participant”	4
2.17	“Plan”	4
2.18	“Plan Administrator”	4
2.19	“Plan Year”	4
2.20	“Separation from Service”	4
2.21	“Specified Employee”	5
2.22	“Unforeseeable Emergency”	5
2.23	“Valuation Date”	5

ARTICLE III PARTICIPATION		6

3.1	Eligibility to Participate.	6
3.2	Participation	6
3.3	Time and Manner of Election.	7
3.4	Change of Election.	7

ARTICLE IV INTEREST OF PARTICIPANTS		9

4.1	Accounting for Participants’ Interests.	9
4.2	Vesting of a Participant’s Account	9
4.3	Distribution of a Participant’s Account	9
4.4	Withdrawals During Employment	11
4.5	Cessation of Deferrals	11
4.6	Delay for Specified Employees	11

-i-

ARTICLE V PLAN ADMINISTRATOR		12

5.1	Members	12
5.2	Action	12
5.3	Right and Duties	12
5.4	Compensation, Indemnity and Liability	13
5.5	Taxes	13

ARTICLE VI CLAIMS PROCEDURE		14

6.1	Claims for Benefits	14
6.2	Claim Denial	14
6.3	Claim Appeal	14
6.4	Appeal Decision	14
6.5	Requirement for Exhaustion	15
6.6	Delay for Information	15
6.7	Disability Claims	15

ARTICLE VII AMENDMENT AND TERMINATION		16

7.1	Amendments	16
7.2	Termination of Plan	16

ARTICLE VIII MISCELLANEOUS		18

8.1	Limitation on Participant’s Rights	18
8.2	Benefits Unfunded	18
8.3	Other Plans	18
8.4	Receipt or Release	18
8.5	Governing Law	18
8.6	Adoption of Plan by Employers	19
8.7	Gender, Tense, and Headings	19
8.8	Successors and Assigns; Nonalienation of Benefits	19

-ii-

ARTICLE I

INTRODUCTION AND ESTABLISHMENT

Healthport Technologies, LLC (formerly, Smart Document Solutions, LLC) (the “Company”) established as of January 1, 2003 the Smart Document Solutions, LLC Deferred Compensation Plan (the “Plan”) for the benefit of certain management and highly compensated employees of the Company and affiliated adopting employers, as such employees are selected by the Board of Directors of the Company (or its designee). The Company changed the name of the Plan to HealthPort Deferred Compensation Plan effective as of January 1, 2008.

The Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees as described in ERISA Section 201(2).

Effective as of January 1, 2005, the Plan was amended and restated to comply with the American Jobs Creation Act of 2003 and Internal Revenue Code Section 409A and the regulations and guidance thereunder (“New Law”). The Plan restatement was adopted, effective as of January 1, 2005, on August     , 2006 prior to the issuance of all guidance and interpretation of the New Law and operated in good faith compliance in 2005 and 2006. The Plan restatement was amended and restated as of January 1, 2005 in good faith compliance with the guidance issued in 2005. It was expected that there would be further guidance under the New Law and that the Plan may be amended to conform to such guidance as issued, and operated in good faith compliance prior to formal adoption of amendment(s), within the applicable transition period(s) provided for the New Law. This restatement and amendment of the Plan effective as of January 1, 2008, is intended to comply with the New Law, the final regulations issued April 10, 2007 and effective as of January 1, 2008, IRS Notice 2007-86 and other guidance in effect at the close of the transition period. Prior to the adoption of this restatement of the Plan, the Plan was administered in accordance with the prior plan document, as interpreted in good faith compliance with the New Law.

The Company has determined that as of the effective date of this restatement, no Change of Control has occurred. Any changes to the definition of “Change of Control” are intended to be clarifications of the definition for purposes of compliance with the New Law.

ARTICLE II

DEFINITIONS

When used in the Plan, the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.1 “Account”. means the records maintained by the Plan Administrator to determine each Participant’s interest under the Plan. Such Account may be reflected as an entry in the Employer’s records, or as a separate account under any trust established to provide benefits under the Plan, or as a combination of both. Each Participant’s Account shall consist of at least two subaccounts: a Deferral Subaccount and an Employer Subaccount. A Participant’s Deferral Subaccount shall include a further subaccount for the deferrals for each Plan Year starting as of January 1, 2007 and may be referred to by Plan Year (e.g. 2007 Deferral Subaccount). Deferrals prior to January 1, 2007 are maintained under one sub-account referred to as the “pre-2007 Deferral Subaccount.” The Plan Administrator may establish such additional subaccounts as it deems necessary for the proper administration of the Plan.

2.2 “Beneficiary”. means the person or persons last designated in writing by the Participant in a form filed with the Plan Administrator (or his designee) to receive the amount in his Account in the event of such Participant’s death; or if no designation shall be in effect at the time of a Participant’s death or if all designated Beneficiaries shall have predeceased the Participant, then the Beneficiary shall be the following, in the order listed:

(a) such Participant’s surviving spouse, if any;

(b) the Participant’s estate.

2.3 “Board”. means the Board of Directors of the Company or its duly appointed designee.

2.4 “Change of Control”. means the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of direct beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of either the outstanding shares of common stock (or the equivalent in limited liability company interests) or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, or the approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of the directors of the reorganized, merged or consolidated Company’s then outstanding securities, or the sale of all or substantially all of the Company’s assets. The acquisition of common stock (or the equivalent in limited liability company interests) of the Company by an employee benefit plan sponsored or maintained by the Company or its affiliate (or a trust maintained for such plan) shall not be considered a Change in Control. This provision has been interpreted and administered in good faith compliance with Code Section 409A and is intended to comply with Treas. Reg. §1.409A-3(i)(5) to the extent any payment is made on account of a Change of Control.

2.5 “Code”. means the Internal Revenue Code of 1986, as amended.

2.6 “Company”. means Healthport Technologies, LLC (formerly Smart Document Solutions, LLC), and its successor or successors.

2.7 “Compensation”. means “Compensation” as that term is defined in the Company’s 401(k) Plan, as the same may be amended from time to time, for purposes of employee deferral contributions but without regard to the limitation on compensation under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, applicable to such 401(k) Plan. Notwithstanding the foregoing, Compensation shall also include amounts deferred by the Employee under this Plan and other deferred compensation plans of the Employer (except to the extent specified by the Employer prior to the beginning of a Plan Year or the commencement of such a plan).

2.8 “Deferral Subaccount”. means the subaccount (and subaccounts thereof) of a Participant’s Account maintained to reflect his interest in the Plan attributable to his deferrals of Compensation and earnings or losses credited to such account.

2.9 “Disability”. means that an Employee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer or its affiliates, or (iii) has qualified for Social Security disability and has provided proof of such qualification to the Plan Administrator. Disabled status shall be determined by the Plan Administrator using objective criteria.

2.10 “Effective Date”. means January 1, 2008 for this restatement and January 1, 2003 for the commencement of the Plan.

2.11 “Election Form”. means the form prescribed by the Plan Administrator on which a Participant may specify the amount of his Compensation that is to be deferred pursuant to the provisions of Article III and the manner of distribution under Article IV.

2.12 “Employee”. means any management or highly compensated employee of an Employer.

2.13 “Employer”. means the Company and each affiliated employer which has been designated by the Company as an Employer for purposes of this Plan. The Company has designated Companion Technologies Corporation effective as of May 1, 2008 and Chart One effective as of January 1, 2009 as “Employers”.

2.14 “Employer Subaccount”. means the subaccount (and subaccounts thereof) of a Participant’s Account maintained to reflect his interest in the Plan attributable to the Employer’s contribution credits, and any earnings or losses credited to such account.

2.15 “ERISA”. means the Employee Retirement Income Security Act of 1974, as amended.

2.16 “Parent” means CT Technologies Holdings, LLC, the parent of the Company

2.17 “Participant”. means any eligible Employee who has satisfied the requirements for participation in the Plan and who has an Account.

2.18 “Plan”. means the Healthport Technologies, LLC Deferred Compensation Plan, as it may be amended from time to time.

2.19 “Plan Administrator”. means the committee or individual appointed pursuant to the provisions of the Plan to administer the Plan. In the absence of such appointment, the Company shall be the Plan Administrator.

2.20 “Plan Year”. means the 12-month period January 1 to December 31.

2.21 “Separation from Service”. means the ceasing of employment with the Employer and any affiliate, voluntarily or involuntarily, for any reason within the meaning of IRS Reg. § 1.409A-1(h). Notwithstanding the foregoing:

(a) An Employee shall not be treated as having incurred a Separation from Service while on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Employee’s right to reemployment with the Employer and any affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following the end of such six-month period; provided that notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

(b) Whether an Employee shall have incurred a Separation from Service shall be determined based on all relevant facts and circumstances. In situations in which Employee continues to be carried on the payroll of the Employer or any affiliate but performs only nominal services, or ceases to be an employee but continues to provide substantial services in another capacity, such as pursuant to a consulting agreement, the determination of whether a termination of employment has occurred shall be determined in accordance with IRS Reg. § 1.409A-1(h)(1)(ii), or any successor thereto.

2.22 “Specified Employee” means a Participant who is a “key employee” as defined for purposes of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)), of the Company or its affiliates. If a person is a Specified Employee as of December 31 of the preceding Plan Year, he or she is treated as a Specified Employee for the 12-month period beginning on April 1 of the Plan Year. For purposes of this Section 2.21, the term “compensation” will be defined in accordance with Code Reg. §1.409A-1(i)(2), applied on a consistent basis for each period. Whether an individual is a Specified Employee will be determined in accordance with the requirements of Code Section 409A and the final regulations issued thereunder and is only applicable for period when the Parent, Company or any affiliate has stock that is publicly traded on an established securities market or otherwise in accordance with Code Reg. § 1.409A-1(i).

2.23 “Unforeseeable Emergency”. means an unforeseeable emergency, consistent with Code Section 409A and regulations thereunder, that would result in severe financial hardship to Participant resulting from (a) illness or accident of Participant, Participant’s spouse, or a dependent (as defined in Code Section 152 without regard to Sections 152(b)(i), b(2) and (d)(i)(B)) of Participant, (b) a loss of Participant’s property due to casualty not otherwise covered by insurance, (c) imminent foreclosure of or eviction from the Participant’s or beneficiary’s primary residence, (d) payment for medical expenses, including non-refundable deductibles and costs of prescription drug medication, (e) payment of funeral expenses of a spouse or dependent (as defined in Code Section 152(a), or (f) such other similar, extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant, all as determined by the Plan Administrator based on the relevant facts and circumstances of the case but only to the extent the emergency may not be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of Participant’s assets to the extent the liquidation of the assets would not cause severe financial hardship, or by the cessation of deferrals under this Plan.

2.24 “Valuation Date”. means the Annual Valuation Date, December 31, and any other date(s) selected by the Plan Administrator in its sole discretion as of which the Accounts of Participants are valued.

ARTICLE III

PARTICIPATION

3.1 Eligibility to Participate.

(a) Initial Eligibility. The Board shall specify the Employees of the Employer who are eligible to participate in the Plan and the effective date and period of each such Employee’s eligibility to participate and upon such effective date the Employee shall become a Participant. Such eligibility designation may be made by establishing a minimum compensation level for participation or by the use of such other criteria as the Board deems appropriate from time to time; provided that the Board may designate, in its sole discretion, any Employee as eligible to participate notwithstanding any level or criteria. An Employee designated as eligible to participate shall become a Participant on the eligibility date specified by the Board in its discretion, provided that in all instances that the Employee completes the Election Form provided for in Section 3.3 below in order to participate in any Deferral Subaccount. Solely for purposes of any Employer credits to an Employer Subaccount, an eligible Employee may participate without completing an Election Form. Eligibility designation is made for both Deferral Subaccounts and Employer Subaccounts at the same time, whether or not the Employee elects to defer Compensation under Section 3.3. All Employees eligible as of the Effective Date shall continue to be eligible to participate in the Plan.

(b) End of Eligibility. A Participant shall continue to be eligible to participate in the Plan until earlier of (a) the date as of which the Board determines he is no longer eligible, (b) his death, or (c) his Separation from Service (for any reason) or (d) his Disability, as determined under Section 2.10

3.2 Participation

(a) Deferral Election. Each Participant may elect to defer under the Plan any whole percentage of his Compensation in the manner described in Section 3.3. To the extent permitted by the Plan Administrator for any given year, a Participant may defer a whole percentage of one or more components of Compensation (such as, bonus or commissions) separately from any deferral of base salary. In the absence of permission by the Plan Administrator prior to the beginning of a Plan Year, deferrals shall be limited to base salary. The amount deferred by the Participant shall be deducted each pay period in which the Participant has Compensation (or the designated component of Compensation) during the Plan Year for which a deferral election has been made.

(b) Employer Contribution. The Employer in its sole discretion may credit amounts during a Plan Year to a Participant’s Employer Subaccount. The Employer may choose to make credits based on a formula or other criteria or no criteria and may choose to make no credits in a Plan Year. The form and timing of payment of the Employer Subaccount shall be considered to be included in and a part of a Participant’s election for a Plan Year under Section 3.3.

3.3 Time and Manner of Election.

(a) Annual Election. A Participant desiring to defer Compensation for a Plan Year must make a written election prior to the beginning of each Plan Year by completing an Election Form provided by the Plan Administrator indicating the percentage of Compensation (or the designated component of Compensation) to be deferred under the Plan. Such election must be made prior to the period of service for which the Compensation (or the designated component of Compensation) subject to the deferral election would otherwise be payable. Elections are irrevocable on the close of business on December 31 of the Plan Year preceding the Plan Year for which the election was made but the Plan Administrator may establish any earlier administrative deadline(s). If a Participant fails to file a properly completed and duly executed Election Form with the Plan Administrator by the prescribed time, he will be deemed to have elected not to defer any Compensation under the Plan for the Plan Year, except to the extent the Plan Administrator in its sole discretion permits an extension of the election period to a date not later than December 31 of the Plan Year immediately preceding the Plan Year for which the election is made. Except as provided in Sections 4.4 and 4.5, a Participant may not, after the applicable election date, discontinue his election to participate or change the percentage of Compensation he has elected to defer for a Plan Year. Election for a Plan Year shall also include the Participant’s election of the form and timing of payment under Section 4.3.

(b) Initial Election. If a Participant’s effective date of participation in the Plan is not the first day of a Plan Year and if the Participant is not otherwise eligible to participate in an account balance plan of the Employer (as defined in Code Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A), other than a separation pay arrangement under Code Reg. Section 1.409A-1(c)(2)(i)(C)), a Participant may make an initial deferral election within thirty (30) days of the effective date of his initial eligibility to participate with respect to Compensation paid for services to be performed after the date of the election and any such election is irrevocable as of the thirtieth day following the effective date of initial eligibility. The election is made by filing a properly completed and duly executed Election Form with the Plan Administrator. The election with respect to any bonus or other compensation for a period of service that precedes the effective date of participation will apply to Compensation for a pro-rata portion of the service period, based on number of days in the service period and number of days from the election date to the end of the service period. If a Participant is otherwise eligible to participate in an account balance plan of the Employer when the Participant is first eligible to participate in this Plan, any election to defer Compensation other than under Section 3.2(a) shall not apply to any Compensation in the Plan Year of first eligibility.

3.4 Change of Election.

(a) Change of Deferral. Upon written notice to the Plan Administrator by December 31st of a Plan Year, a Participant may increase, decrease, or discontinue his deferral election for the following Plan Year; provided, however, that the election satisfies the provisions of Sections 3.2 and 3.3. If the Participant fails to deliver a change of Election Form in the manner provided in this section, his prior deferral election shall remain in effect for the following Plan Year. No mid-Plan Year changes are permitted other than cancellations under Section 4.5.

(b) Other Changes. Notwithstanding Section 3.4(a), the Plan Administrator reserves the right to permit a Participant to make such changes to any current or prior election as may be permitted under law, regulations and other guidance in accordance with Code Section 409A issued by the Internal Revenue Service from time to time.

(c) Transition Elections. Notwithstanding any provision of the Plan or any election made prior to 2006, in accordance with the transition rule provided at Section XI(C) of the Explanation of Provisions in the preamble to the proposed regulations under Code Section 409A issued October 4, 2005, the Plan Administrator may permit any Participant to make an election to change any election as to the form and timing of payment of any benefit under the Plan provided (a) that the Participant must make a written election by the earlier of his date of termination of employment or retirement or December 31, 2006 and (b) the election applies only to amounts that would not otherwise be payable in 2006 and does not cause an amount to be paid in 2006 that would not otherwise be payable in such year. Further, the Plan Administrator may permit a Participant to make a change in payment elections or conditions on or before December 31, 2007 in accordance with IRS Notice 2006-79, or on or before December 31, 2008 in accordance with IRS Notice 2007-86 which meet the requirements for such elections under the transition rules in such notices.

ARTICLE IV

INTEREST OF PARTICIPANTS

4.1 Accounting for Participants’ Interests.

(a) Deferral Subaccount. A Participant’s Deferral Subaccount shall be credited with the amounts of Compensation deferred by the Participant under the Plan. The timing and manner in which amounts are credited to Participants’ Accounts under the Plan shall be determined by the Company and the Plan Administrator in their discretion, but his deferral election shall be applied to each pay period in which he has Compensation and for which he had made an election to defer Compensation during his period of participation in the Plan.

(b) Employer Subaccount. A Participant’s Employer Subaccount shall be credited with amounts as designated by the Employer in its sole discretion from time to time. The timing and manner in which amounts are credited to Participants’ Accounts under the Plan shall be determined by the Company and the Plan Administrator in their discretion.

(c) Account Earnings or Losses. The Participant’s Account shall be credited with earnings (or losses) each Valuation Date. The earnings rate credited to the Participant’s Account will be determined assuming the amounts credited to his Account were invested in the investment funds the Participant has selected from the funds made available under the Plan for such purpose by the Plan Administrator. The Participant must make his initial selection among such funds on the form provided for such purpose by the Plan Administrator in one percent (1%) increments. Thereafter, the Participant may change his election with respect to prior deferrals and future deferrals of Compensation once each calendar quarter to be effective as of the first day of the immediately following calendar quarter by submitting a new election form to the Plan Administrator. The use of a Participant’s funds election is solely for the purpose of valuing his Account and does not in any way require the Employer, the Company, or any trustee of assets designated as available to pay Plan benefits, to make such investments.

4.2 Vesting of a Participant’s Account. A Participant’s interest in the value of his Deferral Subaccount shall at all times be 100% vested and nonforfeitable. A Participant’s interest in the value of his Employer Subaccount shall become vested and nonforfeitable twenty percent (20%) per Plan Year following the first Plan Year in which any amount was credited to the Participant’s Employer Subaccount until fully vested after five (5) years where vesting occurs on the last day of the Plan Year; provided that in the Plan Year in which the Participant retires or terminates employment, vesting will be determined as if the Plan Year end had occurred on the date of Separation from Service. A Participant’s interest in the value of his Employer Subaccount shall be 100% vested upon a Change in Control or upon the Participant’s death.

4.3 Distribution of a Participant’s Account. A Participant’s Account shall be distributed as provided in this Section 4.3. If installment payments are elected, a Participant’s Account shall continue to be credited with earnings or losses under Section 4.1 until the Account is fully distributed.

(a) Form of Payment. A Participant may elect for each distribution event that the vested amounts credited to his Account (or subaccount, if designated separately) be paid in (i) a lump sum; (ii) substantially equal annual installments over a period of years (not to exceed 15); (iii) a combination of (i) and (ii). For purposes of compliance with Code Section 409A, an entitlement to annual installments is considered to be an entitlement to a single payment.

(b) Distribution Events. A Participant may elect to have the vested amounts credited to his Account (or subaccount, if designated separately) paid to such Participant upon the first to occur of (i) his Separation from Service; (ii) his becoming Disabled; (iii) his death; or (iv) a specified date that is not less that three years after the date of the election to defer the amounts and is not later than his attainment of age 70.

(c) Election of Distributions. For each Plan Year on and after January 1, 2007, a Participant shall elect the form of payment for each distribution event (other than death) applicable to the Deferral Subaccount and Employer Subaccount for that Plan Year (and earnings thereon). In the absence of proper election for a Plan Year, a Participant will be deemed to have elected for amounts for that Plan Year to receive a lump sum amount upon the later of his Separation from Service, Disability or the third anniversary of the end of the Plan Year for which an election could have been made. For all Pre-2007 Deferral Subaccounts, a Participant elected no later than December 31, 2006 the form of payment for each distribution event; provided that no election was permitted to change payments with respect to amounts that would otherwise be paid to the Participant in 2006 nor cause payments to be made in 2006. In the event a Participant does not properly make an election with respect to his Pre-2007 Deferral Subaccount, the Participant shall be deemed to have elected for each distribution event (other than a specified date or death), to be paid in substantially equal annual installments over a period of three (3) years commencing on January 15 in the calendar year next following the calendar year in which the Separation from Service or other distribution event occurred. After a Participant elects the form and timing of payment for the Pre-2007 Deferral Subaccount and for any Plan Year Subaccount, no changes will be permitted. Any Participant was permitted to make an election to change the time and form of payment of his Pre-2007 Deferral Subaccount, 2007 Deferral Subaccount or 2008 Deferral Subaccount for each distribution event in accordance with IRS Notice 2007-86 by making such election no later than December 31, 2008 and providing that no payment with respect to amounts that would otherwise have been paid in 2009 or later are paid in 2008 and amounts that would otherwise have been paid in 2008 are paid in 2009 or later.

(d) Death of Participant. Notwithstanding any election under Section 4.3(c), in the event of the death of a Participant prior to distribution of an Account (or subaccount, as applicable), distribution of the balance credited to a Participant’s Account (or subaccount, as applicable) as of the date of his death shall be made in a lump sum to his Beneficiary and paid on the thirtieth day following his death. If the Participant dies after payment of his interest in any Plan Account (or subaccount) has commenced, but prior to payment of his entire Account (or subaccount), the remaining balance will be paid in a lump sum to his Beneficiary (or Beneficiaries) on the thirtieth day following his death. The Participant shall designate on the Election Form (or on a separate form provided by the Plan Administrator) a Beneficiary to receive payment of amounts in his Account in the event of his death.

(e) Delay of Payment. A payment otherwise required to be made under the terms of this Plan may be delayed solely to the extent necessary, upon such events and conditions as permitted under Code Section 409A and the rules and regulations thereunder, provided that payment is made as soon as practicable after the reason for delay no longer applies.

4.4 Withdrawals During Employment. Except as expressly provided in this Section 4.4 or as specifically designated as a specified payment date in an election duly made under Section 4.3(a), no payment of benefits shall be made under the Plan prior to a Participant’s Separation from Service. A Participant who is suffering an Unforeseeable Emergency may file a written request with the Plan Administrator for distribution of all or a portion of the amount credited to his Account and vested under Section 4.2 which is limited to the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). The Plan Administrator shall determine whether to grant a Participant’s Unforeseeable Emergency request and the amount to distribute to the Participant, as permitted hereunder.

4.5 Cessation of Deferrals. If a Participant claims to be suffering an Unforeseeable Emergency, the Plan Administrator may cancel the Participant’s deferral election either to relieve the Unforeseeable Emergency or as a condition to a withdrawal under Section 4.4. After cancellation of a deferral election, a Participant may again make a deferral election under Section 3.3(a) for a subsequent Plan Year. If a Participant becomes disabled during a Plan Year, within the meaning of this Section 4.5, the Plan Administrator may cancel any deferral for that Plan Year by a date that is not later than the end of the calendar year in which the Participant incurs the disability or the fifteenth (15th) day of the third month after the Participant incurs the disability. For purposes of this Section 4.5 only, a disability is a medically determinable, physical or mental impairment resulting in a Participant’s inability to perform the duties of his or her position or any substantially similar position with the Company, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

4.6 Delay for Specified Employees. Notwithstanding the provisions of Section 4.3, if a Participant is considered to be a Specified Employee, as determined under Code Section 409A(a)(2)(B)(i) with respect to the Company and its affiliates, and payment is made on account of the Participant’s Termination of Employment, any payment date shall be delayed to a date that is six (6) months after the date of Termination of Employment (or if earlier, the Participant’s date of death). For purposes of determining who is a Specified Employee under this Plan and the Plan Agreement at any given time, December 31 of each year shall be the identification date. Amounts held back in response to the six-month delay requirement will be paid in a lump sum immediately following the end of the six-month delay period.

ARTICLE V

PLAN ADMINISTRATOR

5.1 Members. The Plan Administrator shall be a committee, individual or other third party appointed by the Company to serve at its pleasure, provided that in the absence of such appointment the Company shall be the Plan Administrator and shall have the duties of the Plan Administrator provided for herein. Members of the Plan Administrator shall not be required to be employees of the Company, an Employer or Participants. Any committee member may resign by giving notice, in writing, filed with the Company.

5.2 Action. Action of the Plan Administrator may be taken with or without a meeting of committee members; provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee or the appointed individual is a Participant in the Plan, he shall not participate in any decision which solely affects his own Account. The Plan Administrator shall for purposes of administering the Plan choose a secretary who shall keep minutes of the Plan Administrator’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Plan Administrator.

5.3 Right and Duties. The Plan Administrator shall administer and manage the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To construe, interpret, and administer the Plan;

(b) To make allocations and determinations required by the Plan, and to maintain records regarding Participants’ Accounts;

(c) To compute and certify to the Employer the amount and kinds of benefits payable to Participants or their Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) To authorize all disbursements by the Employer pursuant to the Plan;

(e) To maintain (or cause to be maintained) all the necessary records of the administration of the Plan;

(f) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) To establish or to change the investment funds or arrangements under Section 4.1(c) of the Plan; and

(i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Plan Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount and manner of payment of such benefits, and its decisions on such matters shall be final and conclusive on all parties.

5.4 Compensation, Indemnity and Liability. The Plan Administrator shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator shall be paid by the Employer. If the Plan Administrator is a committee, no member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Company and Employer shall indemnify and hold harmless the Plan Administrator and each member of the committee, if any, against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct.

5.5 Taxes. If the whole or any part of any Participant’s Account shall become liable for the payment of any estate, inheritance, income, or other tax which the Employer shall be required to pay or withhold, the Employer shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant whose interests hereunder are so liable. The Employer shall provide the Participant notice of such withholding. Prior to making any payment, the Employer may require such releases or other documents from any lawful taxing authority as it shall deem necessary. Notwithstanding the foregoing, payment may be made, at the direction of the Plan Administrator, from a Participant’s Account:

(a) in the event that a Participant is liable to pay the FICA tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, on compensation deferred under this Plan, or income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA amount and to pay the additional income tax at source on wages attributable to the pyramiding of Code Section 3401 wages and taxes; provided that the total payment does not exceed the aggregate of the FICA amount and the income tax withholding related to such FICA amount or

(b) at any time the Plan fails to meet the requirements of Code Section 409A and the applicable rules and regulations; provided such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the regulations.

ARTICLE VI

CLAIMS PROCEDURE

6.1 Claims for Benefits. Employee, or Employee’s Beneficiary (“claimant” for purposes of this section), may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such claimant under this Plan. All claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

6.2 Claim Denial. The Administrator shall consider a claimant’s claim within sixty (60) days of the making of the claim, and shall notify the claimant in writing:

(a) that the claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure set forth below.

6.3 Claim Appeal. Within sixty (60) days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a claimant (or the claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure begins, the claimant (or the claimant’s duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Plan Administrator, in its sole discretion, may grant.

6.4 Appeal Decision. The Plan Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial other special circumstances require additional time, in which case the Plan

Administrator’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent provisions of this Plan upon which the decision was based; and

(c) such other matters as the Plan Administrator deems relevant.

6.5 Requirement for Exhaustion. A claimant’s compliance with the foregoing provisions of this Article VI is a mandatory prerequisite to a claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

6.6 Delay for Information. In the event that the Plan Administrator requests additional information necessary to determine the claim or appeal from a claimant, the claimant shall have at least 45 days in which to respond. The period for making a benefit determination or deciding an appeal, as the case may be, shall be tolled from the date of the notification to the claimant of the request for additional information until the date the claimant responds to such request or, if earlier, the expiration of the deadline provided by the Plan Administrator.

6.7 Disability Claims. If a claimant challenges the determination of Disability under this Plan, then Sections 6.2 and 6.3 shall be read with “45” instead of “60” in the number of days in such section, and Section 6.4 shall be read with “45” instead of “60” and “90” instead of “120” days in such section.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1 Amendments. The Company shall have the right in its sole discretion to amend the Plan in whole or in part at any time; provided, however, that no such amendment shall reduce the amounts credited at that time to any Participant’s Account. Any amendment shall be in writing and executed by a duly authorized officer of the Company. All Participants shall be bound by such amendment.

7.2 Termination of Plan. The Company expects to continue the Plan, but does not obligate itself to do so. the company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, by action of the Parent for any reason (including a change, or an impending change, in the tax laws of the United States or any State). If the Plan is terminated, the Plan Administrator shall be notified of such action in a writing executed by a duly authorized officer of the Parent, and the Plan shall be terminated at the time therein set forth. Termination of the Plan shall be binding on all Participants, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. This Plan may not be terminated at any time unless in accordance with Code Section 409A and its applicable regulations and other guidance. The Company has the right to terminate or suspend any future Employer or Employee contributions at any time and Employee has the right to choose not to make any Employee contributions for any future calendar year. The Company in its sole discretion has the right to unilaterally terminate this Plan and provide for accelerated payment of benefits that may be vested hereunder, which are intended to be consistent with Code Reg. §1.409A-3(j):

(a) within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount in activity or:

(A) the calendar year in which the Plan terminates under this subsection;

(B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(C) the first calendar year in which the payment is administratively practicable.

(b) within the thirty (30) days preceding or the twelve (12) months following a change in control event (as defined in Code Reg. § 1.409A-3(i)(5)); provided that all substantially similar arrangements provided that this paragraph will only apply to a payment under a plan if all agreements, methods, programs, and other arrangements sponsored by the service recipient immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under §1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements, in accordance with Code Reg. § 1.409A-3(j)(4)(ix); or

(c) at any time if all arrangements that would be aggregated with the Plan under Code Reg. Section 1.409A-1(c) are terminated and no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination and all payments are made within twenty-four (24) months of the termination and no new arrangement that would be aggregated with the Plan under Code Reg. Section 1.409A-1(c) is adopted within three (3) years following the termination; provided the termination does not occur proximate to a downturn in the financial health of the Company; or

(d) at such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE VIII

MISCELLANEOUS

8.1 Limitation on Participant’s Rights. Participation in the Plan shall not give any Participant the right to be retained in the Employer’s employ or any right or interest in the Plan or any assets of the Company or any Employer other than as herein provided. The Employer reserves the right to terminate the employment of any Participant without any liability for any claim against the Employer under the Plan, except to the extent provided herein.

8.2 Benefits Unfunded. The benefits provided by the Plan shall be unfunded. All amounts payable under the Plan to Participants shall be paid from the general assets of the Company or Employer, and nothing contained in the Plan shall require the Company or Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. The Plan shall create only a contractual obligation on the part of the Company or Employer, and Participants shall have the status of general unsecured creditors of the Employer under the Plan with respect to amounts of Compensation they defer hereunder or any other obligation of the Employer to pay benefits pursuant hereto. Any funds of the Employer available to pay benefits pursuant to the Plan shall be subject to the claims of general creditors of the Employer, and may be used for any purpose by the Company or Employer.

Notwithstanding the preceding paragraph, the Company or Employer may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under the Plan. However, to the extent provided in the trust, such transferred amounts shall remain subject to the claims of general creditors of the Company and Employer and in accordance with the terms of such trust. To the extent that assets are held in the trust when a Participant’s benefits under the Plan become payable, the Plan Administrator shall direct the trustee to make trust assets available to pay such benefits to the Participant. Any payments made to a Participant or Beneficiary from such trust shall relieve the Company and Employer from any further obligations under the Plan only to the extent of such payment.

8.3 Other Plans. The Plan shall not affect the right of any eligible Employee or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by the Company and the Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

8.4 Receipt or Release. Any payment to a Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Company, and the Employer, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.5 Governing Law. The Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.6 Adoption of Plan by Employers. With the consent of the Company, any Employer is authorized to adopt the Plan by action of its board of directors. The action taken by the board of directors shall include the effective date of the adoption of the Plan by such Employer.

8.7 Gender, Tense, and Headings. In the Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in the Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

8.8 Successors and Assigns; Nonalienation of Benefits. The Plan shall inure to the benefit of and be binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant shall not (except as provided in Section 5.5) be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, shall be null and void and not binding on the Plan or the Company.

IN WITNESS WHEREOF, the Company has caused the Plan restatement to be executed by its duly authorized officer this      day of November, 2008, effective as of January 1, 2008.

COMPANY:

HEALTHPORT TECHNOLOGIES, LLC

By:	/s/ Brian Grazzini
	Title:	Chief Financial Officer